Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221213) of BP Midstream Partners LP of our report dated February 22, 2018, with respect to the financial statements of Cleopatra Gas Gathering Company, LLC, included in this Annual Report (Form 10-K) of BP Midstream Partners LP for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas
March 22, 2018